CAWLEY, GILLESPIE & ASSOCIATES, INC.
PETROLEUM CONSULTANTS

6500 RIVER PLACE BLVD, SUITE 3-200
AUSTIN, TEXAS 78730-1111
512-249-7000

306 WEST SEVENTH STREET, SUITE 302
FORT WORTH, TEXAS 76102-4987
817-336-2461
www.cgaus.com

1000 LOUISIANA STREET, SUITE 1900
HOUSTON, TEXAS 77002-5008
713-651-9944

January 11, 2024

Mr. Bryan Freeman – Executive Vice President
Prairie Operating Company
602 Sawyer Street
Houston, TX 77007

Re: Evaluation Summary
Prairie Operating Co., LLC Interests
Total Proved and Possible
Undeveloped Reserves
Certain Properties in Weld Co., CO
As of February 1, 2024

Dear Mr. Freeman:

As requested, we are submitting our estimates of total proved and possible undeveloped reserves and forecasts of economics attributable to the *Prairie Operating Co., LLC* ("Prairie") interests in certain properties located in Weld County, Colorado. This report, with an effective date of February 1, 2024, utilized a *Securities and Exchange Commission (*"SEC") price deck as provided and detailed on page two (2) of this letter. Cawley, Gillespie & Associates ("CG&A") evaluated all properties, with detailed tabular results presented in this report. Below are the composite results of all properties:

		Proved Developed Producing	Proved Undeveloped	Total Proved	Possible Undeveloped
Net Reserves					
Oil	- Mbbl	2,654.8	8,837.9	11,492.7	92,733.3
Gas	- MMcf	7,878.2	23,862.2	31,740.4	181,542.3
NGL	- Mbbl	1,349.0	4,107.0	5,456.1	28,834.5
Net Revenue					
Oil	- M$	204,336.6	680,253.2	884,589.8	7,159,934.9
Gas	- M$	17,595.2	53,898.4	71,493.5	410,140.3
NGL	- M$	27,815.2	84,682.0	112,497.2	816,468.6
Other	- M$	0.0	0.0	0.0	0.0
Severance Taxes	- M$	949.0	3,111.6	4,060.6	419,327.2
Ad Valorem Taxes	- M$	16,533.3	54,206.8	70,740.0	125,798.2
Operating Expenses	- M$	38,321.7	98,142.0	136,463.7	839,301.6
Workover Expenses	- M$	0.0	0.0	0.0	0.0
3rd Party COPAS	- M$	0.0	0.0	0.0	0.0
Other Deductions	- M$	31,567.1	99,452.0	131,019.0	859,530.8
Investments	- M$	1,234.1	244,740.0	245,974.1	1,815,552.4
Net Operating Income (BFIT)	- M$	161,141.8	319,181.1	480,323.0	4,327,033.7
Discounted @ 10%	**- M$**	**103,894.8**	**149,521.0**	**253,415.8**	**2,023,240.4**

Net Revenue is prior to deducting state production taxes and ad valorem taxes. *Future net cash flow* (net operating income) is after deducting these taxes, future capital costs and operating expenses, but before consideration of federal income taxes. The *future net cash flow* has been discounted at an annual rate of ten (10) percent to determine *present worth*. The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties by CG&A.

The oil reserves include oil and condensate. Oil and natural gas liquid (NGL) volumes are expressed in barrels (42 U.S. gallons). Gas volumes are expressed in thousands of standard cubic feet (Mcf) at contract temperature and pressure base.

Presentation

This report is divided into four (4) reserve category sections: Total Proved ("TP"), Proved Developed Producing ("PDP"), Proved Undeveloped ("PUD") and Possible Undeveloped ("POSS"). Within each category section are grand total Table I and Table II summaries. The Table I presents composite reserve estimates and economic forecasts for the particular reserve category. Following Table I are Table II "oneline" summaries that present estimates of ultimate recovery, gross and net reserves, ownership, revenue, expenses, investments, net income and discounted cash flow for the individual properties that make up the corresponding Table I. The data presented in each Table I is explained in page one (1) of the Appendix. For a more detailed explanation of the report layout please refer to the Table of Contents following this letter.

Hydrocarbon Pricing

The base SEC oil and gas prices calculated for December 31, 2023 were $78.22/bbl and $2.637/MMBTU, respectively. The base oil price is based upon WTI-Cushing spot prices (EIA) during 2023 and the base gas price is based upon Henry Hub spot prices (Platts Gas Daily) during 2023. Furthermore, NGL prices were adjusted on a per-property basis and averaged 26.8% of the proved net oil price on a composite basis. Adjustments to oil and gas prices were made based upon data provided by your office and include adjustments for treating costs and/or crude quality and gravity corrections. After these adjustments, the net realized prices over the life of the proved properties were estimated to be $76.970 per barrel of oil, $2.252 per MCF of gas and $20.619 per barrel for NGL. All economic factors were held constant.

Economic Parameters

Lease operating expenses, other deductions and investments were forecast on a summary-level basis using the latest historical data provided. The fixed LOE costs represent all costs not tied to produced volumes and can be found as Operating Expense (column 22) in the attached tables. The variable costs consist of fees for water disposal, gas compression, processing and transportation, and other variable expenses. These costs can be found as Other Deductions (column 27) in the attached tables. Severance tax values were determined by applying normal state severance tax rates. Ad valorem tax rates were forecast as provided by your office. All economic parameters, including expenses and investments, were held constant (not escalated) throughout the life of the properties.

Capital costs for all upside properties were applied as provided and have not been independently verified. However, all commercial parameters appear to be reasonable and appropriate based on our review.

Reserves and Development

CG&A evaluated 26 PDP properties for this report. Reserves for PDP wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance, analogy to similar production, and volumetric analysis, all of which are considered to provide a relatively high degree of accuracy. The methods employed in estimating reserves are described on page two (2) of the Appendix.

Non-producing reserve estimates, for developed and undeveloped properties, were forecast using either volumetric or analogy methods, or a combination of both. These methods provide a relatively high degree of accuracy for predicting PUD and POSS reserves for Prairie's properties, due to the mature nature of their properties targeted for development and an abundance of subsurface control data. The assumptions, data, methods and procedures used herein are appropriate for the purpose served by this report.

CG&A evaluated 62 PUD and 420 POSS locations which are proposed as part of Prairie's development plans. The development schedule was provided by Prairie based upon their go forward plan and accepted as furnished. In our opinion, Prairie and other working interest operators have indicated that they have every intent to complete this development plan as scheduled. Furthermore, Prairie and other working interest operators have demonstrated that they have the proper company staffing, financial backing and prior development success to ensure this development plan will be fully executed.

Miscellaneous

An on-site field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined, nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. The cost of plugging and the salvage value of equipment at abandonment have been considered in this evaluation as directed.

The reserve classifications and the economic considerations applied herein conform to the criteria set forth in the 2018 Petroleum Resources Management System (PRMS) approved by the Society of Petroleum Engineers (SPE). The SPE-PRMS guidelines are presented in brief form in pages three (3) through seven (7) of the Appendix. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties in effect on the effective date, except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions have not been considered. All reserve estimates represent our best judgment based on data available at the time of preparation, and assumptions as to future economic and regulatory conditions. It should be realized that the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

The reserve estimates were based on interpretations of factual data furnished by *Prairie Operating Co., LLC.* Tax values, investments and ownership interests were also supplied by your office and were accepted as furnished. To some extent information from public records has been used to check and/or supplement these data. The basic engineering and geological data were subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data.

Cawley, Gillespie & Associates, Inc. is a Texas Registered Engineering Firm (F-693), made up of independent registered professional engineers and geologists that have provided petroleum consulting services to the oil and gas industry for over 60 years. We do not own an interest in the properties or *Prairie Operating Co., LLC* and are not employed on a contingent basis. We have used all methods and procedures that we consider necessary under the circumstances to prepare this report. Our work-papers and related data utilized in the preparation of these estimates are available in our office.

Yours very truly,

CAWLEY, GILLESPIE & ASSOCIATES, INC.
TEXAS REGISTERED ENGINEERING FIRM F-693

AGUSTIN PRESAS JR.
VICE PRESIDENT

W. TODD BROOKER, P.E.
PRESIDENT

THOMAS M. BARR
SENIOR ENGINEER